The New Economy Fund
333 South Hope Street
Los Angeles, California 90071-1406
Phone (213) 486 9320

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$45,629
Class B	$0
Class C	$36
Class F	$807
Total	$46,472
Class 529-A	$344
Class 529-B	$0
Class 529-C	$0
Class 529-E	$12
Class 529-F	$7
Class R-1	$6
Class R-2	$32
Class R-3	$188
Class R-4	$218
Class R-5	$716
Total	$1,523

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1490
Class B	$0.0000
Class C	$0.0079
Class F	$0.1582
Class 529-A	$0.1509
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0909
Class 529-F	$0.1741
Class R-1	$0.0332
Class R-2	$0.0115
Class R-3	$0.0847
Class R-4	$0.1602
Class R-5	$0.2146

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	301,287
Class B	8,329
Class C	5,014
Class F	6,358
Total	320,988
Class 529-A	2,622
Class 529-B	489
Class 529-C	820
Class 529-E	151
Class 529-F	60
Class R-1	204
Class R-2	3,054
Class R-3	2,683
Class R-4	1,433
Class R-5	3,620
Total	15,136

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$23.52
Class B	$22.62
Class C	$22.52
Class F	$23.41
Class 529-A	$23.46
Class 529-B	$22.85
Class 529-C	$22.86
Class 529-E	$23.29
Class 529-F	$23.45
Class R-1	$23.02
Class R-2	$23.04
Class R-3	$23.30
Class R-4	$23.47
Class R-5	$23.61